SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934
                          [Amendment No. _________]

Filed by the Registrant _X_
Filed by a Party other than the Registrant ___

Check the appropriate box:

___  Preliminary Proxy Statement
___ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
_X_  Definitive Proxy Statement
___  Definitive Additional Materials
___  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12


                       ARMANINO FOODS OF DISTINCTION, INC.
                (Name of Registrant as Specified in Its Charter)

                       ARMANINO FOODS OF DISTINCTION, INC.
                   (Name of Person(s) Filing Proxy Statement)

                       ARMANINO FOODS OF DISTINCTION, INC.
                            30588 San Antonio Street
                           Hayward, California 94544
                                (510) 441-9300

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 17, 2001

TO THE SHAREHOLDERS OF ARMANINO FOODS OF DISTINCTION, INC.:

     NOTICE HEREBY IS GIVEN that the Annual Meeting of Shareholders of Armanino Foods of Distinction, Inc., a Colorado corporation (the "Company"), will be held at the Clarion Hotel, 401 East Millbrae Avenue, Millbrae, California, on Thursday, May 17, 2001, at 9:30 a.m., Pacific Time, and at any and all adjournments thereof, for the purpose of considering and acting upon the following matters.

     1. The election of six (6) Directors of the Company to serve until the next Annual Meeting of Shareholders and until their successors have been duly elected and qualified;

     2. The ratification of the appointment of Pritchett, Siler & Hardy, P.C., as the Company's independent auditors;

     3. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of the no par value common stock of the Company of record at the close of business on April 6, 2001, will be entitled to notice of and to vote at the Meeting or at any adjournment or adjournments thereof. The proxies are being solicited by the Board of Directors of the Company.

     All shareholders, whether or not they expect to attend the Annual Meeting of Shareholders in person, are urged to sign and date the enclosed Proxy and return it promptly in the enclosed postage-paid envelope which requires no additional postage if mailed in the United States. The giving of a proxy will not affect your right to vote in person if you attend the Meeting.

                              BY ORDER OF THE BOARD OF DIRECTORS

                              WILLIAM J. ARMANINO, PRESIDENT
Hayward, California
April 6, 2001

                       ARMANINO FOODS OF DISTINCTION, INC.
                            30588 San Antonio Street
                           Hayward, California 94544
                                 (510) 441-9300

                         ------------------------------
                                PROXY STATEMENT
                         ------------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 17, 2001

                              GENERAL INFORMATION

     The enclosed Proxy is solicited by and on behalf of the Board of Directors of Armanino Foods of Distinction, Inc., a Colorado corporation (the "Company"), for use at the Company's Annual Meeting of Shareholders to be held at the Clarion Hotel, 401 East Millbrae Avenue, Millbrae, California, on Thursday, May 17, 2001, at 9:30 a.m., Pacific Time, and at any adjournment thereof. It is anticipated that this Proxy Statement and the accompanying Proxy will be mailed to the Company's shareholders on or about April 10, 2001.

     Any person signing and returning the enclosed Proxy may revoke it at any time before it is voted by giving written notice of such revocation to the Company, or by voting in person at the Meeting. The expense of soliciting proxies, including the cost of preparing, assembling and mailing this proxy material to shareholders, will be borne by the Company. It is anticipated that solicitations of proxies for the Meeting will be made only by use of the mails; however, the Company may use the services of its Directors, Officers and employees to solicit proxies personally or by telephone, without additional salary or compensation to them. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting materials to the beneficial owners of the Company's shares held of record by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses incurred by them in that connection.

     All shares represented by valid proxies will be voted in accordance therewith at the Meeting.

     The Company's Annual Report on Form 10-KSB for the year ended December 31, 2000, is being simultaneously mailed to the Company's shareholders, but does not constitute part of these proxy soliciting materials.

                      SHARES OUTSTANDING AND VOTING RIGHTS

     All voting rights are vested exclusively in the holders of the Company's no par value common stock, with each share entitled to one vote. Only shareholders of record at the close of business on April 6, 2001, are entitled to notice of and to vote at the Meeting or any adjournment thereof. On April 6, 2001, the Company had 1,566,804 shares of its no par value common stock outstanding, each share of which is entitled to one vote on all matters to be voted upon at the Meeting, including the election of Directors. Cumulative voting in the election of Directors is not permitted.

     A majority of the Company's outstanding common stock represented in person or by proxy shall constitute a quorum at the Meeting.

                          SECURITY OWNERSHIP OF CERTAIN
                         BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number and percentage of shares of the Company's no par value common stock owned beneficially, as of April 6, 2001, by any person, who is known to the Company to be the beneficial owner of 5% or more of such common stock, and, in addition, by each Director of the Company, Nominee for Director, and Executive Officer and by all Directors, Nominees for Director and Executive Officers of the Company as a group. Information as to beneficial ownership is based upon statements furnished to the Company by such persons.

   Name and Address              Amount and Nature of           Percent
 of Beneficial Owners            Beneficial Ownership           of Class
------------------------         --------------------           --------
William J. Armanino                    354,048  (1)               22.0%
30588 San Antonio Street
Hayward, CA 94544

John J. Micek, III                      49,296  (2)                3.1%
3600 West Bayshore
Palo Alto, CA  94303

Tino Barzie                             36,727  (2)                2.3%
10590 Wilshire Boulevard
Los Angeles, CA 90024

David Scatena                           35,945  (3)                2.2%
655 Mariner's Island Blvd.
Suite 304
San Mateo, CA  94404

Joseph F. Barletta                      15,833  (4)                1.0%
530 Westgate
Napa, CA  94558

Edmond J. Pera                          12,722  (5)                0.8%
30588 San Antonio Street
Hayward, CA  94544

Linda A. Armanino                      354,048  (6)               22.0%
30588 San Antonio Street
Hayward, CA 94544

Pia Zadora                             105,556  (7)                6.7%
c/o Grant & Tani, Inc.
9100 Wilshire Blvd., Suite 100 West
Beverly Hills, CA 90212-3413

First London Securities Corp.          199,494                    12.7%
2603 Fairmount
Dallas, TX  75201

Timothy Franzen                        138,100                     8.8%
104 MacDougal Street, Apt. 10
New York, NY  10012

All Directors and Executive            504,298                    29.0%
Officers as a Group (6 Persons)
_________________

(1) Includes 136,635 shares held directly by the William J. Armanino Trust, of which Mr. Armanino is trustee; 24,480 shares held by Mr. Armanino as custodian for a minor child; 128,453 shares held the Linda A. Armanino Trust, of which his wife, Linda A. Armanino, is trustee; and 24,480 shares held by Linda A. Armanino as custodian for a minor child. Also includes 20,000 shares underlying stock options held by Mr. Armanino and 20,000 shares underlying options held by Linda A. Armanino, which are exercisable within 60 days.

(2) Includes 35,000 shares underlying stock options exercisable within 60 days.

(3) Includes 945 shares held by the accounting firm of Polly, Scatena, Gekakis & Company of which Mr. Scatena is Managing Partner, and 35,000 shares underlying stock options exercisable within 60 days held by Mr. Scatena.

(4) Includes 15,833 shares underlying stock options held by Mr. Barletta exercisable within 60 days.

(5) Includes 3,000 shares held directly and 9,722 shares underlying stock options held by Mr. Pera exercisable within 60 days.

(6) Includes 128,453 shares held directly by the Linda A. Armanino Trust, of which Mrs. Armanino is trustee; 24,480 shares held by Mrs. Armanino as custodian for minor children; 136,635 shares held by the William J. Armanino Trust, of which her husband, William J. Armanino, is trustee; and 24,480 shares held by William J. Armanino as custodian for a minor child. Also includes 20,000 shares underlying stock options held by Mrs. Armanino and 20,000 shares underlying options held by William J. Armanino, which are exercisable within 60 days.

(7) Includes 100,000 shares held directly by The Pia Zadora Living Trust of which Ms. Zadora is trustee and 5,556 shares held by or for the benefit of Saturina Zadora Schipani and Pia Zadora Riklis as Joint Tenants.

                             ELECTION OF DIRECTORS

     The Company's Bylaws have been amended to provide that effective at the Annual Meeting of Shareholders that the Board of Directors will consist of eight members. The Board of Directors recommends the election as Directors of the six (6) nominees listed below, to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified or until their earlier death, resignation or removal. Each of the six current members of the present Board of Directors has been nominated for re-election. The persons named as "Proxies" in the enclosed form of Proxy will vote the shares represented by all valid returned proxies in accordance with the specifications of the shareholders returning such proxies. If at the time of the Meeting any of the nominees named below should be unable to serve, which event is not expected to occur, the discretionary authority provided in the Proxy will be exercised to vote for such substitute nominee or nominees, if any, as shall be designated by the Board of Directors.

     The following table sets forth the name and age of each nominee for Director, indicating all positions and offices with the Company presently held, and the period during which each person has served as a Director:

                                        Positions and Offices Held
       Name               Age             and Term as a Director
       ----               ---           --------------------------

William J. Armanino       73     President, Chief Executive Officer and
                                 Chairman of the Board and a Director
                                 since February 1988

John J. Micek, III        48     Director since February 1988

David Scatena             59     Director since February 1988 and Vice
                                 Chairman of the Board since February 1999

Tino Barzie               73     Director since June 1988

Joseph F. Barletta        64     Director since December 1999

Edmond J. Pera            60     Secretary, Treasurer, Chief Financial
                                 Officer and Director since August 2000

     There is currently no family relationship between any Director or Executive Officer of the Company.

     The Company has no Nominating Committee, but does have a Compensation Committee, an Audit Committee and a Strategic Finance Committee.

     The Compensation Committee presently consists of David Scatena, John J. Micek, III and Joseph F. Barletta. The Compensation Committee reviews the compensation arrangements for each of the Company's Executive Officers and makes recommendations to the Board of Directors. During 2000, this committee held three (3) meetings.

     The Audit Committee presently consists of John J. Micek, III, Joseph F. Barletta and Edmond J. Pera. The Audit Committee reviews audit plans, reports on material changes in accounting principles and audit reports. During 2000, the Audit Committee met three (3) times with the Company's Executive Officers and independent auditors.

     The Strategic Finance Committee presently consists of John J. Micek, III, Tino Barzie and Joseph F. Barletta. The Strategic Finance Committee assists management in developing overall corporate strategies designed to maximize corporate growth and profitability resulting in increased shareholder value, as well as assists in the financial direction of the Company's investments. During 2000, the Strategic Finance Committee held three (3) meetings.

     Set forth below are the names of all directors, nominees for director and executive officers of the Company, all positions and offices with the Company held by each such person, the period during which he has served as such, and the principal occupations and employment of such persons during at least the last five years:

     WILLIAM J. ARMANINO   PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF
THE BOARD. Mr. Armanino has been President, Chief Executive Officer and a Director of the Company since February 1988, and served in these capacities for the Company's wholly owned subsidiary from January 1987, until it was merged into the Company in December 1990. In April of 1990, Mr. Armanino was elected to be Chairman of the Board of Directors of Armanino Foods of

Distinction. From August of 1990 to June 1998, Mr. Armanino also served as Treasurer of the Company. He was also Chief Financial Officer of the Company from September 1989 until March 2000. Since May 1995, he has also served as President, and since March 1996 he has also served as Chief Financial Officer
of AFDI, Inc., a wholly-owned subsidiary of the Company.   From May 1996 to
December 1997, until it was merged into the Company, Mr. Armanino has also served as President and Chief Financial Officer of Alborough, Inc., d/b/a Emilia Romagna. In 1957, he and his father founded G. Armanino & Sons, Inc., and its principal subsidiary, Armanino Farms of California, which developed into an international business specializing in growing, processing and merchandising of fresh frozen and freeze dried herbs, spices and vegetables. In December 1986, most of this business was sold to and became a subsidiary of McCormick & Company, which is publicly-held, but Mr. Armanino remained as the Chairman of the Board of Directors of that subsidiary of McCormick & Company until December 1989. Mr. Armanino also established the business of manufacturing and marketing frozen pasta sauces as part of G. Armanino & Sons, Inc. in 1978. This business was acquired by the Company's subsidiary in January 1987. Mr. Armanino devotes substantially all of his time to the business of the Company.

     JOHN J. MICEK III -- DIRECTOR. Mr. Micek has been a Director of the Company since February 1988. He also served as a director of the Company's wholly owned subsidiary from May 1987 until it was merged into the Company in December 1990, and was a Vice President of the Company from September 1989 to December 1993. From February 1988 to December 31, 1988, he served as General Counsel and Chief Financial Officer for the Company, and served in these capacities for the Company's wholly owned subsidiary from May 1987 to December 31, 1988. From July 1997, Mr. Micek served as Chief Operating Officer for Protozoa, Inc. in San Francisco, California. From April 1994 to February 1997, Mr. Micek was General Counsel for Enova Systems, Inc. in San Francisco, California. From January 1989 to March 1994, Mr. Micek practiced law and served as a consultant to the Company on corporate finance matters. Since September 1998, Mr. Micek has been President of Universal Assurors, Inc., a member company of Universal Group, Inc., a midwest group of insurance companies. He also serves as a Director of Universal Group, Inc. Mr. Micek is also a Director of Burst.com, a publicly-held company, and Pelion Systems, Inc., of Boulder, Colorado. He received a Bachelor of Arts degree in History from the University of Santa Clara in 1974 and a Juris Doctorate from the University of San Francisco School of Law in 1979.

     DAVID SCATENA   VICE CHAIRMAN OF THE BOARD.  Mr. Scatena has been Vice
Chairman of the Board since February 1999, and has been a Director of the
Company since February 1988.   He was also a Director of the Company's wholly
owned subsidiary from January 1987, until it was merged into the Company in December 1990. He also served as Treasurer of the Company from February 1988 to January 1989, and of its wholly owned subsidiary from January 1987 to January 1989. From May 1996 to December 1997, until it was merged into the Company, Mr. Scatena also served as a director of Alborough, Inc., d/b/a Emilia Romagna, which is a wholly-owned subsidiary of the Company. He is Managing Partner of Polly, Scatena, Gekakis and Company, a Certified Public Accounting firm in San Mateo, California, where he has practiced as a Certified Public Accountant for over 20 years. Mr. Scatena received a Bachelor of Science Degree from the University of San Francisco in 1964.

     TINO BARZIE   DIRECTOR.  Mr. Barzie has been a Director of the Company
and was a Director of its wholly owned subsidiary from June 1988, until it was merged into the Company in December 1990. Mr. Barzie has been involved in the entertainment profession for nearly 50 years. Currently and in addition to the preceding, he is Personal Manager and Producer to Frankie Randall. He is also President of Tin-Bar Amusement Corporation. During his career, Mr. Barzie has been Manager for several entertainers including Tommy Dorsey, Jimmy Dorsey, Jackie Gleason, Pia Zadora, Paul Anka, and Frank Sinatra. Mr. Barzie also played baseball for the Boston Red Sox for several seasons and was co-owner of several Red Sox and Phillies farm teams.

     JOSEPH F. BARLETTA -- DIRECTOR. Mr. Barletta has been a Director since December 1999. Mr. Barletta previously served as a Director of the Company from February 1988 until May 1994, and of its wholly owned subsidiary from May 1987 until it was merged into the Company in December 1990. Mr. Barletta is Of Counsel with the law firm of Seyfarth Shaw in San Francisco, California, and was formerly a partner in the New York office of that firm. He has also served as Advisory Counsel to the Office of Independent Counsel, and is a former Public Utilities Commissioner of the City and County of San Francisco. He also has a media consulting practice. Prior to this, Mr. Barletta was the chief operating officer or chief executive officer of six different companies in the media industry including TV Guide magazine, San Francisco Newspaper Agency and Thomson Newspapers, Inc. Mr. Barletta serves as a Director of Burst.com, a publicly held company; Lebhar-Friedman, Inc.; and of Media Zing, Inc. Mr. Barletta received a Bachelor of Arts Degree from Marietta College in 1959 and a Juris Doctorate from Duquesne University School of Law in 1963.

     EDMOND J. PERA -- SECRETARY, TREASURER, CHIEF FINANCIAL OFFICER AND DIRECTOR. Mr. Pera has been Secretary, Treasurer and Chief Financial Officer of the Company since March 2000 and a Director since August 2000. Since 1991, Mr. Pera has been the sole owner of Pera Management Consulting, a consulting firm specializing in start-ups, restructuring and reorganization, finances, etc. The consulting service consists of Mr. Pera being a part-time CEO or CFO of various business; however, he presently only holds one office, that being with the Company. From 1999 to February 2000, Mr. Pera was a consultant to the Company in the area of finance and shareholder relations. From 1982 to 1991, Mr. Pera was President and CEO of Advanced Communications, which manufactured and marketed electronic mail equipment. From 1967 to 1982, Mr. Pera was employed by Levi Strauss & Company, a leading manufacturer of clothing apparel, where he served in increasingly responsible positions, the latter of which was Division General Manager of Levi's Canada/Latin American division. Mr. Pera received a Bachelor of Science Degree in Commerce from Santa Clara University in Santa Clara, California in 1962. Mr. Pera devotes two and one-half days per week to the business of the Company.

     The Company's Board of Directors held ten (10) meetings during the year ended December 31, 1999. Each Director attended at least 75% of the aggregate number of meetings held by the Board of Directors and its Committees during the time each such Director was a member of the Board or of any Committee of the Board.

     The Company's executive officers hold office until the next annual meeting of directors of the Company, which currently is scheduled for May 17, 2001. There are no known arrangements or understandings between any director or executive officer and any other person pursuant to which any of the above-named executive officers or directors was selected as an officer or director of the Company.

     No event occurred during the past five years which is material to an evaluation of the ability or integrity of any Director or person nominated to be Director or Executive Officer of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year, and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year and certain representations, no persons who were either a director, officer, or beneficial owner of more than 10% of the Company's common stock, failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year, except that Edmond J. Pera, an Officer and Director of the Company, filed a Form 3 late.

                                 COMPENSATION

     The following tables set forth information regarding executive compensation for the Company's President and Chief Executive Officer and each other executive officer who received total annual salary and bonus in excess of $100,000 for any of the years ended December 31, 2000, 1999 or 1998.

                                    SUMMARY COMPENSATION TABLE

                                                                     LONG TERM COMPENSATION
                                                                  ----------------------------
                                    ANNUAL COMPENSATION                AWARDS          PAYOUTS
                                ----------------------------      -------------------  -------
                                                                          SECURI-
                                                                          TIES
                                                                          UNDERLY-
                                                     OTHER          RE-       ING                 ALL
                                                     ANNUAL         STRICTED  OPTIONS/            OTHER
NAME AND PRINCIPAL                                   COMPEN-        STOCK     SARs       LTIP     COMPEN-
POSITION              YEAR  SALARY       BONUS       SATION         AWARD(S)  (NUMBER)   PAYOUTS  SATION
------------------    ----  --------     -----       ------         --------  --------   -------  -------

William J. Armanino   2000  $180,000     $12,623     $23,926 (1)      -0-       -0-         -0-    $ 7,178 (2)
 President, Chief     1999  $179,000     $12,238     $21,839 (1)      -0-       -0-         -0-    $ 6,657 (2)
 Executive Officer    1998  $179,000       -0-       $18,631 (1)      -0-      34,000       -0-    $ 6,149 (2)

Robert P. Kraemer,    1999  $ 46,400       -0-         -0-            -0-       -0-         -0-      -0-
 Chief Operating      1998  $116,520       -0-       $ 8,141 (4)      -0-      25,000       -0-      -0-
 Officer(3)

William G. Bump,      1998  $ 56,125       -0-       $ 3,485 (6)      -0-       2,000       -0-      -0-
 Vice President of    1997  $110,789       -0-       $ 6,016 (6)      -0-       -0-         -0-      -0-
 Sales and Marketing
 (5)

Michael K. Jarrett,   2000  $132,625 (8)   -0-       $ 9,831 (9)      -0-       -0-         -0-      -0-
 Senior Vice Presi-   1999  $127,000     $20,320     $13,967 (9)      -0-      20,000       -0-      -0-
 dent and Director
 Sales and Marketing (7)
 -------------------



                                       7


(1) For 2000, the amount includes $16,865 for automobile expense reimburse-ment and $7,061 for 75% of Mr. Armanino's club membership reimbursed to him. For 1999, the amount includes $15,029 for automobile expense reimbursement and $6,810 for 75% of Mr. Armanino's club membership reimbursement to him. For 1998, the amount includes $12,556 for automobile reimbursement and $6,075 for 75% of Mr. Armanino's club membership reimbursement to him.

(2) Represents amounts paid for premiums on a term life insurance policy for Mr. Armanino's benefit.

(3) Mr. Kraemer resigned on August 20, 1998. The salary amount shown includes consulting fees paid to him after that date.

(4) This amount includes $4,868 for automobile expense reimbursement and $3,273 for temporary housing reimbursement paid to Mr. Kraemer.

(5) Mr. Bump resigned on June 26, 1998.

(6) This amount represents automobile expense reimbursement paid to Mr. Bump.

(7) Mr. Jarrett resigned in March 2000.

(8) This amount represents salary of $31,534, professional fees of $60,000 and commissions of $41,091.

(9) This amount represents automobile expense reimbursement paid to Mr.
    Jarrett.

                AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION/SAR VALUES

                                         SECURITIES
                                         UNDERLYING      VALUE OF UNEXER-
                    SHARES               UNEXERCISED     CISED IN-THE
                    ACQUIRED             OPTIONS         MONEY OPTIONS/
                    ON                   SARs AT FY-END  SARs AT FY-END
                    EXERCISE   VALUE     EXERCISABLE/    EXERCISABLE/
     NAME           (NUMBER)   REALIZED  UNEXERCISABLE   UNEXERCISABLE
     ----           --------   --------  --------------  ---------------

William J. Armanino   -0-        -0-     34,000 /0       $8,750 / $-0-
Robert P. Kraemer     -0-        -0-     25,000 /0       $-0-   / $-0-

     The Company presently has two Executive Officers: William J. Armanino, President, Chief Executive Officer and Chairman of the Board; and Edmond J. Pera, Secretary, Treasurer and Chief Financial Officer. The Company has an employment agreement only with Mr. Armanino.

     Effective January 1, 2000, the Company entered into a one (1) year employment agreement with William J. Armanino, which provides for a base salary of $180,000 per year. In addition, Mr. Armanino is entitled to receive a bonus of up to 25% of his base salary providing the Company achieves its Board of Directors approved sales and net income forecasts, as audited. Up to 50% of the maximum bonus may be earned if the sales forecast is achieved, and up to 50% of the maximum bonus may be earned if the net income before taxes and extraordinary items forecast is achieved. Mr. Armanino shall earn no bonus unless the Company achieves positive net income for the applicable year, except at the discretion of the Board of Directors. The Company has also agreed to reimburse Mr. Armanino for 75% of his cost belonging to certain clubs, which he uses for business purposes, and 100% of his expenses relating to an automobile. In the event of his death or disability, or if Mr. Armanino were to resign as a result of a change in control of the Company, he would then be entitled to receive as severance pay a sum equal to twelve (12) months' base salary plus bonus compensation, pro-rated for that portion of the year during which he was employed by the Company. If he were terminated for cause, Mr. Armanino would only be entitled to three months' base salary as severance pay. Effective January 1, 2001, the Company amended Mr. Armanino's employment agreement extending the term for a period of two (2) years, expiring on December 31, 2003. No other material changes were made.

     For purposes of this employment agreement, a "change in control" means
(i) consolidation or merger of the company or a subsidiary in which the Company is not the surviving entity or in which there is a change of ownership of more than fifty percent (50%) of the outstanding stock of the Company; (ii) the sale of substantially all of the assets of the Company; or (iii) a change in more than fifty percent (50%) of the directors of the Company. For purposes of this employment agreement, Mr. Armanino will be considered disabled if the is unable to perform his duties thereunder on a full-time basis for a continuous period of three (3) months.

     Edmond J. Pera presently devotes two and one-half days per week to the business of the Company. He is currently paid a salary of $78,000 per year, based on 50% of a full time rate of $156,000 per year. In the event that Mr. Pera is requested to increase the number of days he devotes to the Company, his salary will be proportionately increased. During 2000, he also participated in the Company's Incentive Compensation Program. Mr. Pera does not have a bonus arrangement with the Company for 2001. A bonus, if any, to be awarded to Mr. Pera, shall be at the sole discretion of the Board of Directors.

     Effective January 1, 1996, the Company entered into a three year employment agreement with William J. Armanino, which provided for a base salary of $179,000 per year. The Company also reimbursed Mr. Armanino for 75% of his cost of belonging to certain clubs which he uses for business purposes, and 75% of his expenses relating to an automobile. Pursuant to the terms of this employment agreement, the Board of Directors granted Mr. Armanino an additional stock option in March 1996 which was amended in January 1998. This employment agreement ended on December 31, 1998.

     Effective September 15, 1997, the Company entered into a three-year agreement with Robert P. Kraemer, the Company's former Chief Operating Officer which provided for a base salary of $130,000 through March 14, 1998, then increased to $150,000 on March 15, 1998. This employment agreement was mutually terminated on August 20, 1998, in connection with Mr. Kraemer's resignation. Effective August 21, 1998, the Company entered into a Consulting Agreement with Mr. Kraemer, which ended in August 1999.

     Beginning in March 1998, members of the Board of Directors receive a fee of $1,000 per meeting attended in person and $100 per hour or fraction thereof for all other meetings attended. This hourly fee will also be paid for time spent in preparation for meetings not attended in person. Members of the committees of the Board of Directors are entitled to receive a fee of $100 per hour or fraction thereof for approved committee meetings. They are also entitled to receive a fee of $50 per hour for travel time and reimbursement of reasonable travel expenses incurred by them in attending board or committee meetings. The hourly rates will be adjusted annually for inflation, however, no adjustments have been made to date.

     Except as disclosed below, the Company has no retirement, pension, profit sharing or other plans covering its Officers and Directors.

INCENTIVE COMPENSATION PLANS

     In March 1993, the Board of Directors established a Management Incentive Compensation Plan to provide an incentive to Officers and other senior management personnel who contribute substantially to the financial success of the Company as measured primarily by the achievement of certain profit goals for the year. The plan is reviewed and revised annually. In 1997, the Board of Directors established an Employee Incentive Compensation Plan which includes officers of the Company. However, it was not funded due to the fact that the Company did not meet the performance goals established, and no distributions were made under this plan.

     For 1998, the Board of Directors adopted an Employee Incentive Compensation Plan which will reward all officers and employees of the Company collectively, except for the President and Chief Operating Officer, based on the Company achieving certain revenue and profit targets, and individually based on the accomplishment of specific personal objectives. No distributions were made under this plan.

     During 1999, the Company paid incentive compensation totaling $71,200 to all officers and employees of the Company, collectively, except for the former Senior Vice President and Director of Sales and Marketing, based on the Company achieving certain revenue and profit targets, and individually based on the accomplishment of specific personal objectives. Of this amount, $12,238 was distributed to William J. Armanino, President of the Company, as approved by the Compensation Committee.

     For 1999, the Board also adopted an Incentive Compensation arrangement for the former Senior Vice President and Director of Sales and Marketing achieving certain revenue and profit targets established by the Compensation Committee of the Board. As a result of having met the specific criteria under this arrangement, $20,320 was distributed to Michael K. Jarrett, a former officer, under this arrangement.

     For the year 2000, an Incentive Compensation Program for employees of the Company was established. The Company's President was not included in this program. The program was based on the Company achieving certain revenue and profit targets based on the forecasts approved by the Board of Directors and individually based on the accomplishment of specific personal objectives. For the fiscal year ended December 31, 2000, $123,000 was earned by employees under the program.

     For 2001, the Incentive Compensation Program established for 2000 will be continued, except that no executive officers will be included. In adopting the Company's forecasts for the fiscal year ending December 31, 2001, the Board of Directors approved approximately $150,000 to fund this program.

1993 STOCK OPTION PLAN

     In March 1993, the Board of Directors adopted a Stock Option Plan (the "1993 Plan"). The 1993 Plan was approved by the Company's shareholders in May 1993. The 1993 Plan allows the Board to grant stock options from time to time to employees, officers and directors of the Company and consultants to the Company. The Board has the power to determine at the time the option is granted whether the option will be an Incentive Stock Option (an option which qualifies under Section 422 of the Internal Revenue Code of 1986) or an option which is not an Incentive Stock Option. However, Incentive Stock Options will only be granted to persons who are employees of the Company. Vesting provisions are determined by the Board at the time options are granted. As originally adopted, the total number of shares of Common Stock subject to options under the 1993 Plan was not to exceed 280,000, subject to adjustment in the event of certain recapitalizations, reorganizations and similar transactions. In December 1994, the Company's Board of Directors adopted an amendment to the 1993 Plan to increase the number of shares subject to options to 500,000, and this amendment was approved by the Company's Shareholders in May 1995. In March 1996, the Board of Directors adopted a further amendment to the 1993 Plan to increase the number of shares subject to options to 650,000, and this amendment was approved by the Company's Shareholders in May 1996. The option price must be satisfied by the payment of cash. The Board of Directors may amend the 1993 Plan at any time, provided that the Board may not amend the 1993 Plan to materially increase the benefits accruing to participants under the 1993 Plan, or materially change the eligible classes of participants without shareholder approval.

     As of December 31, 2000, options covering 499,700 shares of the Company's Common Stock were outstanding under the 1993 Plan. The options have exercise prices ranging from $4.30 to $5.72 per share.

     On January 19, 2000, the Board of Directors granted non-statutory stock options to purchase 30,000 shares each of Common Stock of the Company to J. Bryan King and Joseph Barletta, Directors of the Company. The options will vest as to 1/36th of the total number of shares under the option each month, commencing the date each respective Director was first appointed to the Board. These options are exercisable at $5.075 per share and expire on April 30, 2005.

     On March 1, 2000, the Board approved a non-statutory stock option to purchase 10,000 shares of Common Stock to Edmond J. Pera, a former consultant to and currently an Officer and Director of the Company. The option will vest as to 1/36 of the total number of shares under the option each month commencing April 1, 2000. This option is exercisable at $5.72 per share and expires February 28, 2010.

     During August 2000, the Company issued stock options to purchase 20,000 shares of Common Stock to Edmond J. Pera, an Officer and Director of the Company. The shares are exercisable at $5.375 per share and expire on August 23, 2010. This option is to vest 1/36th of the total number of shares under this option each month commencing August 24, 2000.

     During August 2000, the Company issued stock options to purchase 59,260 shares to employees of the Company. The shares are exercisable at $5.375 and expire on August 23, 2010. These options are to vest one-half of the total number of shares under this option on each August 23, 2001 and 2002, with the exception of 5,000 shares which vested in their entirety on January 1, 2001.

401(k) PLAN

     The Company also maintains a 401(k) employee retirement and savings program (the "401(k) Plan") for its employees. Under the 401(k) Plan, an employee may contribute up to 15% of his or her gross annual earnings, subject to a statutory maximum, for investment in one or more funds identified under the plan. During 2000, the Company made matching contributions totaling $21,594 under the 401(k) Plan.

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Board of Directors of the Company is of the opinion that, even though the transactions described below were not the result of arms'-length negotiations, the terms of these transactions were at least as favorable to the Company as could have been obtained from an unaffiliated party. All ongoing and future transactions with affiliates will be on terms no less favorable than those which could be obtained from unaffiliated parties.

     Polly, Scatena, Gekakis and Company, a certified public accounting firm of which David Scatena, a Director of the Company, is managing partner, was paid for accounting and other services provided to the Company in the amount of $10,816 for the year ended December 31, 2000.

     Deborah J. Armanino-LeBlanc, the daughter of William J. Armanino, is employed by the Company in the capacity of Director of Sales. Ms. Armanino-LeBlanc received total compensation of $117,815 for the year ended December 31, 2000, of which $3,258 was for automobile reimbursement.

     Robert W. Armanino, the son of William J. Armanino, is employed by the Company in the capacity of Western Regional Sales Manager. Mr. Robert Armanino received total compensation in the amount of $82,611, of which $6,747 was for automobile reimbursement, during 2000.

     Linda A. Armanino, the wife of William J. Armanino, is employed by the Company in the capacity of Senior Administrative Manager. Mrs. Armanino received total compensation of $98,509 for the year ended December 31, 2000. She devotes a minimum of 30 hours per week to the Company.

                       REPORT OF THE AUDIT COMMITTEE

     The Company has a standing Audit Committee (the "Audit Committee") of the Board of Directors. The Audit Committee consists of Messrs. Micek and Barletta, who are independent (as defined in Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards) and Mr. Pera, who is not independent. The Audit Committee operates pursuant to a charter (the "Audit Committee Charter") approved and adopted by the Board. The Audit Committee Charter is attached as Exhibit A to this Proxy Statement. The Audit Committee, on behalf of the Board, oversees the Company's financial reporting process. In fulfilling its oversight responsibilities, the Audit Committee reviewed with Management the audited financial statements and the footnotes thereto in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. The Audit Committee held three (3) meetings in fiscal 2000.

     The Company's outside independent public accountants, Pritchett, Siler & Hardy, P.C., are responsible for expressing an opinion on the conformity of the Company's audited financial statements in all material respects, to accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed with the independent public accountants their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed by the Audit Committee with the Company's independent public accountants under Statement on Auditing Standards 61, as amended by SAS 90. The Company's independent public accountants have expressed the opinion that the Company's audited financial statements conform, in all material respects, to accounting principles generally accepted in the United States. The independent public accountants have full and free access to the Audit Committee.

     The Audit Committee discussed with the Company's independent public accountants their independence from management and the Company, and received from them the written disclosures and the letter concerning the independent accountants' independence required by the Independence Standard Board Standard No. 1.

     The Audit Committee discussed with the Company's independent public accountants the overall scope and plans of the audit. The Audit Committee met with the independent public accountants to discuss the results of their audit, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

     In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-KSB for the year ended December 31, 2000, for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board of Directors the selection of Pritchett, Siler & Hardy, P.C. to serve as the Company's independent public accountants for the fiscal year ending December 31, 2001.

          MEMBERS OF THE AUDIT COMMITTEE

                  John J. Micek, III   Chairman
                  Joseph F. Barletta
                  Edmond J. Pera

                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The independent accounting firm of Pritchett, Siler & Hardy, P.C., audited the financial statements of the Company for the year ended December 31, 2000, and has been selected in such capacity for the current fiscal year. At the direction of the Board of Directors, this appointment is being presented to the shareholders for ratification or rejection at the Annual Meeting of Shareholders. If the shareholders do not ratify the appointment of Pritchett, Siler & Hardy, P.C., the appointment of auditors will be reconsidered by the Board of Directors.

     It is expected that representatives of Pritchett, Siler & Hardy, P.C., will be present at the meeting and will be given an opportunity to make a statement if they desire to do so. It is also expected that the representatives will be available to respond to appropriate questions from shareholders.

     AUDIT FEES. The fees billed for professional services rendered by the independent auditors for the audit of the Company's financial statements for the year ended December 31, 2000, and for the reviews of the financial statements included in the Company's Form 10-QSB's during the last fiscal year amounted to $39,563.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. The independent auditors did not provide professional services during 2000 relating to financial information systems design and implementation.

     ALL OTHER FEES. The fees billed by the independent auditors during the fiscal year ended December 31, 2000 for non-audit services rendered amounted to $2,481. These services consisted of attendance at the Annual Shareholder meeting, and review of the stock repurchase effected in June 2000. The Audit Committee has considered the other fees paid to Pritchett, Siler & Hardy, P.C. and concluded that they do not impair the independence of Pritchett, Siler & Hardy, P.C.

                DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS
                FOR THE ANNUAL MEETING TO BE HELD IN MAY 2002

     Any proposal by a shareholder intended to be presented at the Company's Annual Meeting of Shareholders to be held in May 2002 must be received at the offices of the Company, 30588 San Antonio Street, Hayward, California 94544, no later than December 8, 2001, in order to be included in the Company's proxy statement and proxy relating to that meeting.

     Shareholders intending to bring any business before the Annual Meeting of Shareholders to be held in May 2002 that is not to be included in the Company's proxy statement and proxy related to that meeting must notify the Company, in writing, prior to February 27, 2002, of the business to be presented. Any such notices received after said date will be considered untimely under Rule 14a(c)(1) under the Securities Exchange Act of 1934, as amended.


                                    WILLIAM J. ARMANINO, PRESIDENT

Hayward, California
April 6, 2001

                                  EXHIBIT A

                      ARMANINO FOODS OF DISTINCTION, INC.

                            AUDIT COMMITTEE CHARTER


The Audit Committee ("the Committee"), of the Board of Directors ("the Board") of Armanino Foods of Distinction, Inc. ("the Company"), will have the oversight responsibility, authority and specific duties as described below.

COMPOSITION

The Committee will be comprised of two or more directors as determined by the Board. The members of the Committee will meet the independence and experience requirements of the Nasdaq Stock Market (Nasdaq) then in effect. The members of the Committee will be elected annually at the annual meeting of the full Board and will be listed in the annual report to shareholders. One of the members of the Committee will be elected Committee Chair by the Board.

RESPONSIBILITY

The Committee is a part of the Board. It's primary function is to assist the Board in fulfilling its oversight responsibilities with respect to (i) the annual financial information to be provided to shareholders and the Securities and Exchange Commission (SEC); (ii) the system of internal controls that management has established; and (iii) the audit process. In addition, the Committee provides an avenue for communication between the independent accountants, financial management and the Board. The Committee should have a clear understanding with the independent accountants that they must maintain an open and transparent relationship with the Committee, and that the ultimate accountability of the independent accountants is to the Board and the Committee. The Committee will make regular reports to the Board concerning its activities.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's business conduct guidelines.

AUTHORITY

Subject to the prior approval of the Board, the Committee is granted the authority to investigate any matter or activity involving financial accounting and financial reporting, as well as the internal controls of the Company. In that regard, the Committee will have the authority to approve the retention of external professionals to render advice and counsel in such matters. All employees will be directed to cooperate with respect thereto as requested by members of the Committee.

MEETINGS

The Committee is to meet at least once annually and as many additional times as the Committee deems necessary. Content of the agenda for each meeting should be cleared by the Committee Chair. The Committee is to meet in separate executive sessions with the chief financial officer, and independent accountants at least once each year and at other times when considered appropriate.

ATTENDANCE

Committee members will strive to be present at all meetings. As necessary or desirable, the Committee Chair may request that members of management and representatives of the independent accountants be present at Committee meetings.

SPECIFIC DUTIES

In carrying out its oversight responsibilities, the Committee will:

1. Review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval. This should be done in compliance with applicable Nasdaq Audit Committee Requirements.

2. Review with the Company's management and independent accountants the Company's accounting and financial reporting controls. Obtain annually in writing from the independent accountants their letter as to the adequacy of such controls.

3. Review with the Company's management, and independent accountants significant accounting and reporting principles, practices and procedures applied by the Company in preparing its financial statements. Discuss with the independent accountants their judgements about the quality, not just the acceptability, of the Company's accounting principles used in financial reporting.

4. Review the scope and general extent of the independent accountants' annual audit. The Committee's review should include an explanation from the independent accountants of the factors considered by the accountants in determining the audit scope, including the major risk factors. The independent accountants should confirm to the Committee that no limitations have been placed on the scope or nature of their audit procedures. The Committee will review annually with management the fee arrangement with the independent accountants.

5. Inquire as to the independence of the independent accountants and obtain from the independent accountants, at least annually, a formal written statement delineating all relationships between the independent accountants and the Company as contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

6. Have a predetermined arrangement with the independent accountants that they will advise the Committee through its Chair and management of the Company of any matters identified through procedures followed for interim quarterly financial statements, and that such notification is to be made prior to the related press release or, if not practicable, prior to filing Forms 10-QSB. Also receive a written confirmation provided by the independent accountants at the end of each of the first three quarters of the year that they have nothing to report to the Committee, if that is the case, or the written enumeration of required reporting issues.

7. At the completion of the annual audit, review with management and the independent accountants the following:

    * The annual financial statements and related footnotes and financial information to be included in the Company's annual report to shareholders and on Form 10-KSB.

    * Results of the audit of the financial statements and the related report thereon and, if applicable, a report on changes during the year in accounting principles and their application.

    * Significant changes to the audit plan, if any, and any serious disputes or difficulties with management encountered during the audit. Inquire about the cooperation received by the independent accountants during their audit, including access to all requested records, data and information. Inquire of the independent accountants whether there have been any disagreements with management which, if not satisfactorily resolved, would have caused them to issue a nonstandard report on the Company's financial statements.

    * Other communications as required to be communicated by the independent accountants by Statement of Auditing Standards (SAS) 61 as amended by SAS 90 relating to the conduct of the audit. Further, receive a written communication provided by the independent accountants concerning their judgment about the quality of the Company's accounting principles, as outlined in SAS 61 as amended by SAS 90, and that they concur with management's representation concerning audit adjustments.

    If deemed appropriate after such review and discussion, recommend to the Board that the financial statements be included in the Company's annual report on Form 10-KSB.

8. After preparation by management and review by independent accountants, approve the report required under SEC rules to be included in the Company's annual proxy statement. The charter is to be published as an appendix to the proxy statement every three years.

9. Discuss with the independent accountants the quality of the Company's financial and accounting personnel. Also, elicit the comments of management regarding the responsiveness of the independent accountants to the Company's needs.

10. Meet with management and the independent accountants to discuss any relevant significant recommendations that the independent accountants may have, particularly those characterized as 'material' or 'serious'. Typically, such recommendations will be presented by the independent accountants in the form of a Letter of Comments and Recommendations to the Committee. The Committee should review responses of management to the Letter of Comments and Recommendations from the independent accountants and receive follow-up reports on action taken concerning the aforementioned recommendations.

11. Recommend to the Board the selection, retention or termination of the Company's independent accountants.

12. Review with management and the independent accountants the methods used to establish and monitor the Company's policies with respect to unethical or illegal activities by Company employees that may have a material impact on the financial statements.

13. Generally as part of the review of the annual financial statements, receive an oral report(s), at least annually, from the Company's counsel concerning legal and regulatory matters that may have a material impact on the financial statements.

14. As the Committee may deem appropriate, obtain, weigh and consider expert advice as to Audit Committee related rules of Nasdaq, Statements on Auditing Standards and other accounting, legal and regulatory provisions.

P R O X Y
                     ARMANINO FOODS OF DISTINCTION, INC.
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints William J. Armanino with the power to appoint a substitute, and hereby authorizes him to represent and to vote as designated below, all the shares of common stock of Armanino Foods of Distinction, Inc. held of record by the undersigned on April 6, 2001, at the Annual Meeting of Shareholders to be held on May 17, 2001, or any adjournment thereof.

    1.   Election of Directors:

         [ ] FOR all nominees listed below (except as marked to the contrary) [ ] WITHHOLD authority to vote for all the nominees listed below:

            William J. Armanino
            John J. Micek, III
            David Scatena
            Tino Barzie
            Joseph F. Barletta
            Edmond J. Pera

[INSTRUCTION: To withhold authority to vote for any individual nominee, cross out that nominee's name above.]

     2. The ratification of the appointment of Pritchett, Siler & Hardy, P.C., as the Company's independent auditors.

          [  ]  FOR     [   ]   AGAINST     [   ]   ABSTAIN

     3. To transact such other business as may properly come before the meeting.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

     SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE SHAREHOLDER'S SPECIFICATIONS ABOVE. THIS PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.

    The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report.

Dated:  _____________, 2001.
                                  _________________________________________

                                  _________________________________________
                                       Signature(s) of Shareholder(s)

Signature(s) should agree with the name(s) stenciled hereon. Executors, administrators, trustees, guardians and attorneys should indicate when signing. Attorneys should submit powers of attorney.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ARMANINO FOODS OF DISTINCTION, INC. PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.